As filed with the Securities and Exchange Commission on April 25, 2000
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 OPTELECOM, INC.
             (Exact name of Registrant as specified in its charter)

                  Delaware                                52-1010850
(State or other jurisdiction of incorporation)          (I.R.S. Employer
                                                       Identification Number)

                                9300 Gaither Road
                          Gaithersburg, Maryland 20877
                                 (301) 840-2121
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Edmund D. Ludwig
                      President and Chief Executive Officer
                                 Optelecom, Inc.
                                9300 Gaither Road
                          Gaithersburg, Maryland 20877
                                 (301) 840-2121
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              David L. Lowans, Esq.
                  Karp Frosh Lapidus, Wigodsky & Norwind, P.A.
                               1370 Piccard Drive
                                    Suite 290
                            Rockville, Maryland 20850
                                 (301) 258-1994


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. { } If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. {X} If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { } If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { } If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. { }

                         CALCULATION OF REGISTRATION FEE

Title of Each              Amount           Proposed       Registration      Price Per        Aggregate
Class of                   To Be            Maximum        Fee (1)           Share (1)        Offering
Proposed Amount          Registered         Offering       -------           ---------        Price (1)
Of Securities to        -----------         --------                                          ---------
Be Registered
-------------
Common Stock              500,000           500,000          $693             $5.25           $2,625,000
($.03 par value per share)
-------------------------------    ------------------------------   ---------------------------------------

----------------------
(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock on April 20, 2000. Registration fee is calculated pursuant to Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED April 20, 2000

                                   PROSPECTUS

                                 OPTELECOM, INC.
                         500,000 Shares of Common Stock

         This Prospectus relates to the registration by Optelecom, Inc. (the "Company") of 500,000 shares of common stock, $.03 par value per share (the "Common Stock"), of the Company that the Company is issuing from its treasury in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

         It is anticipated that the 500,000 shares of Common Stock covered by this Prospectus ("the Shares") will be sold from time to time by the Company in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market price, or at prices otherwise negotiated. The brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation of such brokers and dealers may be regarded as underwriters' compensation. The Company will receive all of the proceeds from the sale of the Shares, less agreed upon commissions to be paid to the selling brokers and dealers. All expenses of registration (other than commissions, discounts or fees payable to broker-dealers and underwriters and the fees of counsel to the Selling Stockholders), estimated at $ 45,693 are being borne by the Company. See "Plan of Distribution."

         The Common Stock is traded on the NASDAQ SmallCap Market under the symbol OPTC. On April 20, 2000, the closing sale price per share for the Common Stock was $5.25.

         INFORMATION REGARDING THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK IS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE. THERE IS NO UNDERWRITING
               AGREEMENT BETWEEN ANY BROKER-DEALER AND THE COMPANY
             RELATING TO THE SECURITIES OFFERED IN THIS PROSPECTUS.


                  The date of this Prospectus is April 20, 2000

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                                TABLE OF CONTENTS

                                                                                          Page
Available Information...............................................................        5
Incorporation of Certain Documents by Reference.....................................        6
Forward-Looking Statements..........................................................        7
Risk Factors........................................................................        7
The Company.........................................................................       10
The Offering........................................................................       11
Use of Proceeds.....................................................................       11
Description of Securities...........................................................       12
Plan of Distribution................................................................       12
Legal Matters.......................................................................       13
Experts.............................................................................       13
Material Changes....................................................................       13
Disclosure of Commission Position on Indemnification for Securities Act Liability...       13

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60612, and can also be inspected and copied at, and copies obtained at prescribed rates from, the Public Reference Room of the SEC at its principal office at Judiciary Square, 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Such materials can also be accessed electronically through the Commission's web site (http:/www.sec.gov). The Company's Common Stock is traded on the Nasdaq SmallCap Market, and reports and other information relating to the Company may also be inspected at the offices of the Records Department of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933 as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

(1)      the Company's Annual Report on Form 10-K for the year ended December
31, 1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated by reference herein. These documents shall be deemed to be modified or replaced for purposes of this Prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus or the Registration Statement.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Optelecom, Inc., 9300 Gaither Road, Gaithersburg, Maryland 20877, Attention: Thomas F. Driscoll (telephone (301) 840-2121).

                          - - - - - - - - - - - - - - -

                           FORWARD-LOOKING STATEMENTS

         This Prospectus, including all documents incorporated herein by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995 (the "Reform Act"). The Reform Act provides a "safe harbor" for forward-looking statements and to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Reform Act. Except for the historical information contained herein, the matters discussed in the Prospectus are forward-looking statements which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in conjunction with the forward-looking statements or elsewhere herein.


                                  RISK FACTORS

         In evaluating an investment in the Shares, prospective purchasers should carefully consider the following factors as well as the other matters discussed in this Prospectus and the documents incorporated herein by reference.

Fluctuations in Financial Performance

         The Company has experienced and may in the future continue to experience fluctuations in its quarterly and annual operating results. Factors that may cause the Company's operating results to vary include, among other things, customer purchasing patterns, changing technology, new product transitions, delays in new product introductions, shortages of system components, changes in the mix of products and services sold, the timing of investments in additional personnel, facilities and research and development. As a result of the impact of these and other factors, past financial performance should not be considered to be a reliable indicator of the future performance in any particular fiscal period. The Company is limited in its ability to reduce expenses quickly in response to any revenue shortfalls, therefore the Company's business, financial condition and operating results would be adversely affected if increased revenues were not achieved. For example, the Communications Products Division had revenues of $8,468,936 for the twelve months ended December 31, 1999 compared to $8,742,232 for the same period in 1998, but operating income of $173,846 in 1999 compared to operating loss of $237,357 for the same period in 1998. The change in operating profits resulted in part because the Division lowered its product development expenses, and reduced its selling and marketing costs as a result of fewer personnel in these departments. Total revenues increased to $16,333,749 for the twelve months ended December 31, 1998 compared to $12,271,057 for the same period in 1997. The increase was attributable in large part to the acquisition of Paragon Audio Visual Limited ("Paragon") in December, 1997; Paragon's revenues of $6,041,787 were included with those of the Company for the twelve months ended December 31, 1998 but not for the same period in 1997. The Company incurred a net loss of $2,811,344 for the twelve months ended December 31,1998 compared to net income of $948,729 for the same period in 1997. The major factors contributing to the loss in 1998 included acquisition related expenses of Paragon of $2,200,000 (write-down of employment contracts of $1.4 million, amortization expense of goodwill and intangibles in the amount of $465,000 and interest expense of $335,000), an increase of inventory and accounts receivables reserves of $543,000, employee termination related charges of $620,000 and a change in product mix as revenues shifted from the government contract for the laser illuminator (Glint) to Paragon. The Company has taken significant steps to reduce its expenses, but there can be no assurance that the Company will return to profitability in any future period.

Nature of Operations and Business Conditions

         The Company has the ability, provided there are sufficient accounts receivable and inventory, to borrow up to $1,700,000 under its existing bank line-of-credit. During 1999, the Company experienced negative cash flows from operations and, as of December 31, 1999, the Company had borrowed the maximum amount available under its revolving line-of-credit agreement. In September 1999, the Company negotiated and received a six-month deferral on principal payments due under a long term promissory note agreement in consideration for continued interest payments and increased principal payments over the remaining term of the note. The Company was not in compliance as of December 31, 1999 with certain ratio requirements of its line-of credit agreement, which requirements were subsequently waived by the bank. These conditions resulted primarily from a high operating cost structure, particularly at the Paragon subsidiary, expenses incurred in resolving ongoing litigation associated with the Paragon acquisition, a decline in revenue at the Paragon subsidiary related to a reluctance by European customers to make new equipment purchases due to Year 2000 issues, and extended payment terms provided to certain customers making major purchases.

         During 1999, the Company implemented significant cost cutting measures and it settled its Paragon litigation. Subsequent to December 31, 1999, cash has been collected from the customers who made the major purchases, the Company has received approximately $1,000,000 from the exercise of stock options, the Company has paid approximately $500,000 under the line-of-credit agreement, and the Company has commenced making principal payments under the promissory note agreement. On April 20, 2000, the Company had $500,000 available under its existing line-of-credit and the Company currently anticipates that the line-of-credit agreement will be renewed for a least a year when it expires in May 2000. The Company is continuing its cost containment measures and management currently believes that the Company will have sufficient liquidity from its operations and line-of credit agreement to meet its current obligations. Should the bank not extend the line of credit agreement or if the Company continues to experience negative cash flows from operations, the Company may be required to seek new sources of financing, including using a larger than anticipated portion of the proceeds of the sale of the Shares, to meet its current obligations. Continued negative cash flows or the inability to obtain alternative financing could have a material adverse affect on the Company's operations.

Dependence On Major Customers

         Historically, a relatively small number of customers have accounted for a significant portion of the Company's revenues in any particular period. For the twelve months ended December 31, 1999 approximately 22% of the Company's revenues were accounted for by sales to the U.S. Government and two commercial customers. The Glint contract with the government was discontinued in January 2000. This contract contributed revenues of $693,000 in 1999. The Company anticipates that sales of its products to relatively few customers will diminish in magnitude over the next few years. In the event of a reduction, delay or cancellation of orders from one or more significant customers or if one or more significant customers select products from one of the Company's competitors for inclusion in future product generations, the Company's business, financial condition and operating results could be materially and adversely affected. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at current or historical levels or that the Company will be able to obtain orders from new customers. The loss of one or more of the Company's current significant customers could materially and adversely affect the Company's business, financial condition and operating results.

Risk of Government Audit

         Government contracts are subject to audits, and contract payments in excess of allowable costs are subject to adjustment and repayment. Audits have been completed through 1996. Based on its interpretation of contracting regulations and past experience, the Company believes that cost disallowances, if any, on government contracts will not be material, but there can be no assurance in that regard.

Technological Change

         The Company's communication products are sold in markets that are subject to rapid technological change. The Company's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing such products or producing enhancements that meet these changing demands, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance. The Company's inability to develop and introduce new products or product enhancements in a timely manner, or its failure to achieve market acceptance of a new product could have a material adverse effect on the Company.

Competition

         The Company faces intense and increasing competition from a large number of competitors, some of which are larger than the Company and have larger product development, research and sales staffs. To enhance the technological innovation of its products, the Company has recently increased the size of its engineering and development staff. There can be no assurance, however, that the Company's competitors will not develop products that are more effective than the Company's or that would render the Company's products obsolete or non-competitive. Furthermore, the Company's ability to expand commercial sales of its products is dependent in part upon its becoming more competitive with respect to manufacturing efficiency and marketing capabilities. The Company has recently increased its investment in manufacturing capabilities and the size of its sales and production staffs for communication products. There can be no assurance, however, that these additions will provide the efficiencies and experience necessary for an expansion of sales.

Paragon Operations

         Paragon Audio Visual Ltd. ("Paragon") was acquired in December 1997. The integration did not go smoothly and a great amount of time and resources were expended in 1998 and 1999 to fully integrate Paragon within Optelecom. Paragon suffered losses in 1999 and 1998 of $743,317 and $3,000,718 respectively. At the end of 1998, the Chairman of Paragon was terminated, and in March of 1999 the remaining Paragon Directors were also terminated. In the fourth quarter of 1999, Paragon recorded costs of $150,000 associated with settling legal actions with the former directors. A new management team was put into place in the second quarter of 1999 and they made significant reductions in expenses including the closing of the New York City office, termination of employees, the elimination of most company vehicles and the elimination of non-essential travel and entertainment costs. Paragon expects to return to profitability in 2000 by increasing its revenue while maintaining its current cost structure. However, there can be no assurance that profitability will, in fact, be achieved.

International Markets

         With the acquisition of Paragon, the Company expects to expand its presence in international markets and may in the future derive an even more significant portion of its revenues from these markets. The Company's current and future international business activities are subject to a variety of potential risks, including political, regulatory and trade and economic policy risks. The Company will also be subject to the risk attendant to translations in foreign currencies. These factors could have a material adverse effect on the Company.

Future Capital Needs; Uncertainty Of Additional Funding

         The Company believes that its existing capital resources, the proceeds from the sale of the Shares and future operating cash flows will generate the funds needed for its long-term cash requirements. If the Company's growth rate should exceed expectations, if the Company should be unable to sell the Shares at prices sufficient to meet the needs of the Company, or if the Company should fail to generate the anticipated operating cash flows, the Company may be required to seek additional funding. In those circumstances, the Company would consider public or private debt or equity financing. There can be no assurance that that the Company will be able to sell the Shares or that additional financing will be available in a timely manner or on acceptable terms. If issuing equity securities raises additional funds other than the proceeds of this Offering, further dilution to existing stockholders may result. If adequate funds are not available when needed, the Company may be required to delay, scale back or eliminate its product research and development and overhead costs. Our access to funds could be negatively impacted by the volatility of the price of our common stock.

Need To Attract And Retain Key Employees

         The Company is substantially dependent on the business and technical expertise of its senior management and on its ability to attract and retain key management and technical employees. The loss of members of senior management or of other key employees or the Company's inability to attract and retain other employees with necessary business or technical skills in the future would have a material adverse effect on the Company's business.

Shareholders Rights Plan

         On June 15, 1998 the Company adopted a shareholders rights plan that provides for a dividend distribution of one right for each outstanding share of common stock. In the event that, following the Distribution Date (as defined) a person is or becomes the beneficial owner of 10% or more of the then outstanding shares of Common Stock, each Right Holder may purchase three (3) shares of Common Stock at a price per share equal to 50% of the then current market price of the Common Stock. As of December 31, 1998, the Company has reserved 5,400,000 shares of authorized but unissued common stock for issuance under the shareholders rights plan.

Price Volatility In Public Market

         The Company's Common Stock currently trades on the NASDAQ SmallCap Market. The securities markets have from time-to-time experienced significant price and volume fluctuations that may be unrelated to the operating performance of the Company. In addition, the market prices of the common stock of many publicly traded technology companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products of the Company or its competitors, developments or disputes concerning proprietary rights, publicity regarding products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, changes in financial estimates and recommendations by security analysts, economic and other external factors, as well as period-to-period fluctuations in the Company's operating and product development results, may have a significant impact on the market price of the Company's Common Stock.



                                   THE COMPANY

General

         The Company was incorporated under the laws of Delaware in 1972. Its business consists primarily of the development, manufacture, and sale of fiber optic communications products and laser systems for commercial and military customers and, through its subsidiary, the Company provides multi-media integrated products for sending data to the desktop over copper wire. The Company's principal executive offices are located at 9300 Gaither Road, Gaithersburg, Maryland 20877. Its telephone number is (301) 840-2121.

         The fiber optic communication business can be divided generally into two operating divisions: the optical fiber/cable portion which supplies the media for transporting optical signals, and the transmission equipment portion which generates and receives the signals. The Company provides the equipment that interfaces electrical signals to optical signals at the transmitter end of a fiber optic communication link and provides complementary equipment that converts optical signals to electrical form at the receiving end of the communications link. The Company sells its products to users of these communication systems or to system integrators that install the Company's equipment in large communication networks. The Company and its Paragon subsidiary provide equipment specifically designed for transmission over both copper wire and optical fiber media of various combinations of voice, data and video for a range of applications. The Company also addresses U.S. Government defense-related markets for specialized and proprietary applications of fiber optic and laser system technology.

Operating Segments

         The Company is organized into three operating segments: the Communications Products Division ("CPD"), which develops, manufactures and sells optical fiber-based data communication equipment to the commercial marketplace; the Government Products Division ("GPD"), which is primarily focused on electro-optic technology development for the U.S. government-related defense business; and Paragon Audio Visual Ltd. ("Paragon") which designs and markets electronic communication products and systems utilizing copper cabling as the primary transmission medium.

         CPD addresses business opportunities in the worldwide commercial communication equipment marketplace, and specializes in optical fiber technology. Currently, the majority of its revenues are provided from several niche market areas including original equipment manufacturer equipment for process control, video signal transmission equipment for financial brokerage desks, and communications systems for highway traffic monitoring and advanced air traffic control video monitor displays.

         GPD is composed of two operating groups, Electro/Optics (E/O) Technology, and Laser Illuminator Technology. The E/O Technology group provides technology development and engineering services to the U.S. Government and its prime contractors. The Laser Illuminator Technology group previously derived its revenues entirely from the U.S. Government and its agencies in support of the U.S. Air Force's C-130 Gunship laser illuminator system which contract was discontinued at the end of 1999 with the completion of the work under the contract.
         Paragon, which the Company acquired in 1997, was organized in 1994 and designs and markets electronic products and systems for multi-media applications utilizing unshielded twisted-pair copper of "structured cabling" for in-house computer data networking applications. Such products include baluns (balanced to unbalanced) devices that match the different impedance of traditional coaxial and data networking cables. The use of active baluns with higher-grade cables and high performance integrated circuit devices facilitates the transmission of high-resolution video, voice and data signals without noticeable signal degradation. Paragon has been very active in supporting networking applications for marketing data information and business television services pertaining to financial markets.



                                  THE OFFERING

         By this Prospectus, the Company is offering the Shares. The Company will receive all proceeds from the sale of securities offered hereby, less brokers' and dealers' commissions. See "Plan of Distribution."



                                 USE OF PROCEEDS

         The Company intends to use the proceeds from this Offering to retire long-term debt of the Company, to provide working capital for the operations of the Company (to the extent funds provided from the Company's operations are in adequate for this purpose), to provide additional sales and marketing resources in support of new and existing products and to fund continuing research and development needs of the Company. It is anticipated that between fifty percent (50%) and sixty percent (60%) of the proceeds will be used to retire long-term debt of the Company but there can be no assurance that this will actually occur. The long-term debt of the Company which will be retired currently bears an annual interest rate of 9.75 percent and matures in August 2002.

                           DESCRIPTION OF SECURITIES

         The following statements with respect to the Company's securities are subject to, and qualified in their entirety by reference to, the detailed provisions of the Company's Certificate of Incorporation and Bylaws.

         The Company is authorized to issue up to 15,000,000 shares of Common Stock, $.03 par value, of which 2,131,404 shares were outstanding at April 20, 2000.

         All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote, unless the matter is one upon which by express provision of law, a different vote is required. The Common Stock does not have cumulative voting rights, which means, in effect, that holders of more than 50% of the shares can generally elect all the directors.

         Each holder of Common Stock is entitled to receive ratably such dividends on the Common Stock, if any, as may be declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation, dissolution or winding-up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future.

         Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable for monetary damages for breach of their fiduciary duty as directors except (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company, Inc., 40 Wall Street, New York, New York 10005.



                              PLAN OF DISTRIBUTION

         The Shares registered hereby may be sold from time to time by the Company as the Company deems necessary to meet its capital needs, or by pledgees, donees, transferees or other successors in interest, in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated.

         The Company may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. At present it is anticipated that the Company will use Branch Cabell, 919 E. Main Street, 17th Floor, PO Box 2278, Richmond, Virginia 23218 and to sell the Shares. Any broker-dealer participating in such transactions as agent may receive commissions from the Company (and, if the broker-dealer acts as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Company to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealers are unable to do so acting as agents for the Company, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Company. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions and otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions. The Company also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer. At the time a particular offer of the Shares is made, if required, a supplement to the Prospectus will be distributed, or a post-effective amendment to the registration statement will be filed, which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the purchase price, public offering price, name or names of any agents, dealers or underwriters, any discounts, commissions and other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to shares of Common Stock.

         The Company will bear all fees and expenses incurred in connection with the registration of the Shares, estimated at $ 45,693. The Company will maintain the effectiveness of the Registration Statement with respect to the Shares for so long as, in its sole opinion, it deems necessary to accomplish the purposes of the Company.


                                  LEGAL MATTERS

         The legality of issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Karp Frosh Lapidus, Wigodsky & Norwind, P.A., Rockville, Maryland.


                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                MATERIAL CHANGES

         Information on any material changes in the financial statements and operating results of the Company are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and any subsequent quarterly filings with the SEC.


               DISCLOSURE OF COMMISSION POSITION ON INDEMNFICATION
                          FOR SECURITIES ACT LIABILITY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to By-Laws of the Company or under Delaware law, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred in connection with the issuance and distribution of the Common Stock that is the subject of this Registration Statement, other than underwriting discounts and commissions payable to the brokers and dealers who will sell the Shares on behalf of the Company. All such expenses are to be borne by the Company. All the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee..............................................$      693
Blue Sky Filing Fees and Expenses.................................     4,000
Printing Costs....................................................     5,000
Legal Fees and Expenses...........................................    25,000
Accounting Fees and Expenses......................................    10,000
Miscellaneous.....................................................     1,000
                                                                      -------

TOTAL.............................................................$   45,693

Item 15.  Indemnification of Directors and Officers.

         Delaware General Corporation Law, Section 102(b) (7), enables a Corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. The elimination or limitation does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation provides in effect for the elimination of the liability of directors to the extent permitted by Delaware Law.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Bylaws of the Company entitle directors and officers of the Company to indemnification to the extent permitted by Delaware law.

         Directors and officers are also insured against certain liabilities under a directors and officers' liability insurance policy maintained by the Company.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:



Exhibit
Number            Exhibit

      5 Opinion of Karp Frosh Lapidus, Wigodsky & Norwind, P.A. as to the legality of the registered securities.

      5           Consent of Karp Frosh Lapidus, Wigodsky & Norwind, P.A.
                  (contained in opinion filed as Exhibit 5).

     23 Consent of Deloitte & Touche, LLP, as independent public accountants for the Company.

Item 17. Undertaking.

         The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         For the purpose of determining any liability under the Securities Act of 1933, that each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on April 25, 2000.

                                            OPTELECOM, INC.


                                            By: ______________________
                                                Edmund D. Ludwig
                                                President and Chief Executive
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                              Date



________________           Director, President and            April 25, 2000
Edmund D. Ludwig           Chief Executive Officer

________________           Director                           April 25, 2000
Clyde A. Heintzelman

________________           Director                           April 25, 2000
Richard C. Kreter

________________           Director                           April 25, 2000
David R. Lipinski

________________           Director                           April 25, 2000
Carl C. Rubbo, Jr.

________________           Director                           April 25, 2000
Pradeep K. Wahi

________________           Vice President of Finance          April 25, 2000
Thomas F. Driscoll         (Principal Financial
                           Officer and Principal
                           Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION OF EXHIBIT

     5 Opinion of Karp Frosh Lapidus, Wigodsky & Norwind, P.A. as to the legality of the registered securities.

    23 Consent of Deloitte & Touche, LLP, as independent public accountants for the Company.